UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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         |_|      Soliciting Material Pursuant to Rule 14a-12



                            VALENCE TECHNOLOGY, INC.
================================================================================
                (Name of Registrant as Specified in Its Charter)

================================================================================
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                            VALENCE TECHNOLOGY, INC.
              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------



TIME.................................................                  9:00 a.m. Central Standard Time on
                                                                       Thursday, November 9, 2006

PLACE................................................                  Embassy Suites Hotel
                                                                       Austin - Arboretum
                                                                       Remington B Room
                                                                       9505 Stonelake Boulevard
                                                                       Austin, TX 78759

ITEMS OF BUSINESS....................................                  (1) To elect five members of the Board of
                                                                           Directors.
                                                                       (2) To ratify the appointment of Helin,
                                                                           Donovan, Trubee & Wilkinson, LLP as the
                                                                           Company's registered independent
                                                                           public accounting firm for the fiscal
                                                                           year ending March 31, 2007.
                                                                       (3) To transact such other business as may
                                                                           properly come before the meeting and any
                                                                           adjournment or postponement.

RECORD DATE..........................................                  You can vote if, at the close of business
                                                                       on September 15, 2006, you were a
                                                                       stockholder of the Company. It is
                                                                       anticipated that the 2006 Annual Report
                                                                       and this Proxy Statement and the
                                                                       accompanying proxy card will be mailed to
                                                                       stockholders commencing on or about
                                                                       September 29, 2006.

PROXY VOTING.........................................                  All stockholders are cordially invited to
                                                                       attend the Annual Meeting in  person.
                                                                       However, to ensure your representation at
                                                                       the Annual Meeting, you are urged to vote
                                                                       promptly by signing and returning the
                                                                       enclosed proxy card or, if you hold your
                                                                       shares in street name, by accessing the
                                                                       World Wide Web site indicated on the
                                                                       voting instructions accompanying your
                                                                       proxy card to vote via the Internet.


September 27, 2006                                                     /s/ James R. Akridge
                                                                       -------------------------------------------
                                                                       James R. Akridge
                                                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT


VALENCE TECHNOLOGY, INC.
                                               12201 TECHNOLOGY BLVD., SUITE 150
PROXY STATEMENT                                              AUSTIN, TEXAS 78727
--------------------------------------------------------------------------------

These proxy materials are delivered in connection with the solicitation by the Board of Directors (referred to as the Board) of Valence Technology, Inc., a Delaware corporation (referred to as the Company, we or us), of proxies to be voted at our Annual Meeting of Stockholders for the fiscal year ended March 31, 2006 and at any adjournments or postponements.

You are invited to attend our Annual Meeting of Stockholders on Thursday, November 9, 2006, beginning at 9:00 a.m. Central Standard Time. The meeting will be held at the Embassy Suites Hotel, Remington B Room, 9505 Stonelake Boulevard, Austin, TX, 78759.

This Proxy Statement and form of proxy are being mailed to stockholders commencing on or about September 29, 2006. Our 2006 Annual Report, which is not part of the proxy solicitation materials, is enclosed.

STOCKHOLDERS ENTITLED TO VOTE. Holders of our common stock at the close of business on September 15, 2006, are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of securities entitled to vote at the Annual Meeting. As of September 15, 2006, there were 101,205,270 shares of our common stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at our principal executive offices, between the hours of 9:00 a.m. and 5:00 p.m., for 10 days prior to the Annual Meeting.

PROXIES. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Your submission of the enclosed proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. All street name stockholders also can vote by proxy via the Internet. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a stockholder of record, you may revoke your proxy at any time before the meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board.

INTERNET VOTING. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see how they may vote via the Internet. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

QUORUM. The presence, in person or by proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

VOTING. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

OTHER MATTERS. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

ITEM 1: ELECTION OF DIRECTORS

Item 1 is the election of five members of our Board. Our Second Amended and Restated Bylaws provide that the number of directors constituting the Board shall be between four and seven, to be fixed by the Board from time to time. The Board has currently fixed the number of directors at five.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board proposes the election of the following nominees as directors:

             Carl E. Berg                          James R. Akridge
         Vassilis G. Keramidas                      Bert C. Roberts
            Alan F. Shugart

If elected, the foregoing five nominees are expected to serve until the 2007 Annual Meeting of Stockholders. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees and certain executive officers and significant employees are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth certain information with respect to our directors, officers and significant employees as of September 15, 2006. The following persons serve as our directors:

DIRECTORS                                          AGE                    PRESENT POSITION
---------                                          ---                    ----------------
Carl E. Berg (2).............................       69    Director and Chairman of the Board
James R. Akridge.............................       59    Director
Vassilis G. Keramidas (1)....................       68    Director
Bert C. Roberts (1)..........................       64    Director
Alan F. Shugart (1)(2).......................       76    Director

(1)......Member of the Audit Committee
(2)......Member of the Compensation Committee

The following persons serve as our executive officers:

EXECUTIVE OFFICERS                                 AGE                    PRESENT POSITION
------------------                                 ---                    ----------------
James R. Akridge............................        59    Chief Executive Officer and President
Dean Bogues.................................        48    President of the Americas and Europe
ChunTai Guo.................................        50    President of the Asia-Pacific Operations
Thomas F. Mezger............................        54    Chief Financial Officer
Roger A. Williams...........................        59    General Counsel and Assistant Secretary


Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

CARL E. BERG. Mr. Berg helped found us, has served on the Board since September 1991 and currently serves as the Chairman of the Board. Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as the Chairman of the Board, Chief Executive Officer and director of Mission West Properties, Inc., a real estate investment company; and as a director of Monolithic Systems, Inc., and Focus Enhancements, Inc. Mr. Berg holds a Bachelor of Arts degree in Business Administration from the University of New Mexico, Albuquerque.

JAMES R. AKRIDGE. Dr. Akridge has been our Chief Executive Officer and President and a director since July 2005. From November 1999 to July 2005 Dr. Akridge served as Chief Technology Officer for Sion Power Corporation (Sion), makers of rechargeable lithium sulfur batteries, where he had responsibility for all research and development operations, global intellectual property licensing, technology partnerships and joint ventures. Prior to Sion, Dr. Akridge worked for 20 years at Energizer Holdings, Inc., a battery manufacturer. Dr. Akridge held various management positions at Energizer in research, development and operations, highlighted by the successful transition of a lithium-ion technology from the laboratory to production and managing the transfer of various technologies to the Asia-Pacific region. Dr. Akridge holds bachelor's and master's degrees in chemistry from California State University-Fresno and a Ph.D. in electrochemistry from University of California-Santa Barbara. He also has postdoctoral research experience in x-ray crystallography at the University of Colorado-Boulder.

VASSILIS G. KERAMIDAS. Dr. Keramidas joined us as a director in August 2004. Dr. Keramidas currently serves as the Managing Director of Keramidas International Associates, LLC, which provides consulting services in connection with the generation, management, commercialization and disposition of intellectual property, technology commercialization and strategic research planning, and as a director of Twenty First Century Battery, LTD. From 1997 to 2003, Dr. Keramidas served as Vice President of Formative Technologies at Telcordia Technologies (formerly Bellcore) where he launched the company's first international commercialization effort, and from 1984 to 1997, he served in Director and Executive Director of Research positions with Bellcore. Prior to that, Dr. Keramidas worked as a Researcher and Research Director at Bell Laboratories from 1973 to 1983. Dr. Keramidas holds a Bachelor's Degree in Physics from Rockford College, a Bachelor's Degree in Electrical Engineering from the University of Illinois, a Master's Degree in Physics from John Carroll University and a Ph.D. in Solid State Science (Applied Physics) from the Materials Research Laboratory of Pennsylvania State University. For his contributions to his field and his technical leadership, Dr. Keramidas has been elected a Fellow of the Institute of Electrical and Electronic Engineers.

BERT C. ROBERTS, JR. Mr. Roberts originally joined us as a director in 1992 and served until 1993 prior to rejoining us as a director in 1998. Mr. Roberts served as the Outside Chairman of WorldCom, Inc. from 1998 until December 2002. On July 21, 2002, WorldCom, Inc. and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Mr. Roberts served as Chairman of MCI, a telecommunications company from 1996 until 1998, Chairman and Chief Executive Officer from 1992 to 1996, and Chief Executive Officer in 1991 after having served as President and Chief Operating Officer since 1985. Mr. Roberts serves on the board of the Prostate Cancer foundation and is on the advisory board of several high tech companies. Mr. Roberts holds a Bachelor of Science degree in Engineering from Johns Hopkins University.

ALAN F. SHUGART. Mr. Shugart joined us as a director in March 1992. Mr. Shugart is the Chairman, President and Chief Executive Officer of Al Shugart International, a venture capital and public relations company that he established in 1998. Mr. Shugart was the Chief Executive Officer and a director of Seagate Technology, Inc., a technology development and manufacturing company, since its inception in 1979 until July 1998. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to July 1998. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to July 1998. Mr. Shugart currently serves as a director of Sandisk Corporation (a manufacturer of digital flash memory chips) and Cypress Semiconductor Corporation (a provider of high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications). Mr. Shugart holds a Bachelor of Science degree in Engineering - Physics from the University of Redlands.

DEAN BOGUES. Mr. Bogues joined us in December 2004 and serves as our President of Americas and Europe. From 1999 to 2004 Mr. Bogues served as Director of Enterprise Sales for Dell Inc., a computer and peripherals company, where he directed sales of server and storage products in the government, education, and healthcare markets. From 1993 to 1999 Mr. Bogues was General Manager of the Datacenter Solutions Division for American Power Conversion Corp., a manufacturer of uninterruptible power supplies, where he built and led a new worldwide business consisting of industry breakthrough modular, fault-tolerant, network-managed power protection systems. From 1979 to 1993 Mr. Bogues served in various positions with Hewlett-Packard, a computer and electronics company. Mr. Bogues holds a Bachelor of Science in Electrical Engineering from Worcester Polytechnic Institute.

CHUNTAI GUO. Dr. Guo joined us in December 2005 and serves as our President of Asia-Pacific Operations. From 2000 to 2005, Dr. Guo served as General Manager and Chief Technology Officer at TCL Hyperpower Battery Inc. Dr. Guo has over 27 years experience in academia and the battery industry. He is co-founder of the Shubilla & Hyperpower Battery Companies.

THOMAS F. MEZGER. Mr. Mezger joined us in September 2005 and serves as our Chief Financial Officer and Assistant Secretary. Mr. Mezger served as Controller-Asia Pacific for Precision Castparts Corporation/Cooper Cameron Corporation, a supplier for the aerospace, oil and gas, water treatment and chemical industry from January 2003 through April 2005. From its Asia headquarters in Kuala Lumpur, Mr. Mezger was responsible for the accounting and finance of Precision Castparts' subsidiaries in Malaysia, Singapore, and China including the implementation of Sarbanes-Oxley compliance programs. From January 2002 through June 2002, Mr. Mezger served as Vice President and Chief Financial Officer at MCK Communications Inc., Lewisville, Texas, a company that sold and serviced equipment for the telecom industry. From 1998 to 2002, Mr. Mezger served as Vice President of Operations and Chief Financial Officer of Enhanced Messaging Systems, Inc., a wireless and satellite networking equipment manufacturer in Southlake, Texas, where he was responsible for production and financial operations. Mr. Mezger started his career at Motorola, Inc., where he spent more than 18 years in the U.S. and Hong Kong, involved in or managing various aspects of accounting, finance, credit, collection, policies and procedures, and sales order processing.

Roger A. Williams. Mr. Williams joined us in April 2001 and serves as our General Counsel and Assistant Secretary. Mr. Williams has been a practicing intellectual property attorney for 27 years, having practiced in both private and corporate positions. From 1991 to 2001, Mr. Williams served as Chief Patent Counsel and Associate General Counsel for the pharmaceutical company G.D. Searle & Co. Mr. Williams has his Juris Doctorate degree from Drake University Law School and a Bachelor of Science degree in Chemistry from Western Illinois University. He is a member of the California and Indiana Bars.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE. Our Board is comprised of a majority of independent directors. Vassilis G. Keramidas, Bert C. Roberts and Alan F. Shugart are independent directors as defined in the NASDAQ listing standards.

MEETINGS AND COMMITTEES. The Board held nine meetings during fiscal 2006 and acted nine times by unanimous written consent. The Board has an Audit Committee and a Compensation Committee. It currently does not have a Nominating Committee. Each director attended 75% or more of all the meetings of the Board and those committees on which he served in fiscal 2005.

AUDIT COMMITTEE

The Audit Committee currently consists of Vassilis G. Keramidas, Bert C. Roberts and Alan F. Shugart. Each of Messrs. Keramidas, Roberts and Shugart is an independent director within the meaning of the applicable NASDAQ listing standards and SEC rules.

The Audit Committee recommends the engagement of our registered independent public accounting firm, reviews the scope of the audit to be conducted by the registered independent public accounting firm and periodically meets with the registered independent public accounting firm and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board. The role and responsibilities of the Audit Committee are more fully set forth in a written Charter adopted by the Board. The Charter is attached as Appendix A to our Definitive Proxy Statement on Form 14A filed with the Securities and Exchange Commission on September 30, 2004. The Audit Committee held five meetings during fiscal 2006.

On behalf of the Board, the Audit Committee is responsible for providing an independent, objective review of our auditing, accounting and financial reporting process, public reports and disclosures, and system of internal controls regarding financial accounting. Messrs. Roberts and Shugart qualify as financially sophisticated audit committee members as required by the applicable NASDAQ listing standards. We currently do not have a financial expert on our audit committee. The Board has determined that the Audit Committee can satisfactorily discharge the duties and responsibilities of the committee.

COMPENSATION COMMITTEE

The Compensation Committee currently consists of Carl E. Berg, Vassilis G. Keramidas and Alan F. Shugart. Each of Messrs. Keramidas and Shugart are independent within the meaning of the applicable NASDAQ listing standards. Mr. Berg is not independent within the meaning of the applicable NASDAQ listing standards. The Compensation Committee is responsible for considering and making recommendations to the Board regarding executive compensation and is responsible for administering our stock option and executive incentive compensation plans. The Compensation Committee held one meeting during fiscal 2006.

DIRECTOR NOMINATIONS

We do not have a standing nominating committee. Our Board does not believe that it is necessary for us to have a standing nominating committee because we have a relatively small board and our independent directors will serve in the capacity of a nominating committee when necessary. All of our directors participate in the consideration of director nominees. However, consistent with applicable NASDAQ listing standards, each director nominee must be selected or recommended for the Board's selection by a majority of the independent directors of our Board. We currently do not have a charter or written policy with regard to the nomination process. In considering candidates for directorship, the Board considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Board does believe, however, that all Board members should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with their performance as a director of a public corporation.

Our Board may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Board regularly assesses its size, the need for particular expertise on the Board and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated or otherwise arise, the Board will consider various potential candidates for director who may come to the Board's attention through current Board members, professional search firms or consultants, stockholders or other persons. The Board may hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year. The Board does not evaluate candidates differently based on who made the recommendation for consideration.

Stockholders who wish to recommend a nominee for election as director at an annual stockholder meeting must submit their recommendations at least 120 calendar days before the date that our Proxy Statement is released to stockholders in connection with the previous year's annual meeting of stockholders. Stockholders may recommend candidates for consideration by the Board by writing to our Secretary at 12201 Technology Blvd, Suite 150, Austin, Texas 78727, giving the candidate's name, age, business and residence contact information, biographical data, including the principal occupation or employment of the candidate, qualifications, the class and number of our shares, if any, beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming them) pursuant to which the nominations are to be made by the stockholder and any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder recommendation. Any stockholder who wishes to recommend a nominee for election as director also must provide his, her or its name and address, as they appear in our books, the number and class of shares beneficially owned by such stockholder and any other information that is required to be provided by the stockholder pursuant to our Second Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

POLICY ON ATTENDING THE ANNUAL MEETING. We encourage, but do not require, all incumbent directors and director nominees to attend our annual meetings of stockholders. At our 2005 Annual Meeting of Stockholders, one of five directors then in office was in attendance.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS. Stockholders may communicate with the Board by sending a letter to the Board of Directors of Valence Technology, Inc., c/o Office of the Secretary, 12201 Technology Blvd, Suite 150, Austin, Texas 78727. All communications must contain a clear notation indicating that they are a "Stockholder-Board Communication" or "Stockholder-Director Communication," and must identify the author as a stockholder. The office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to our company or our business, or is similarly inappropriate. The office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

DIRECTORS' COMPENSATION. Our non-employee directors are eligible to receive cash compensation of $2,000 for each regularly scheduled quarterly Board meeting and are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees do not receive separate compensation for their services as directors, but are eligible to receive stock options under our 2000 Stock Option Plan.

Each of our non-employee directors receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan or 2000 Stock Option Plan. Only non-employee directors or an affiliate of those directors as defined in the Internal Revenue Code of 1986, as amended, which we refer to as the Code, are eligible to receive options under the 1996 Non-Employee Directors' Stock Option Plan. The plan provides that new directors will receive initial stock options to purchase 100,000 shares of common stock upon election to the Board. The per share exercise price for these options will be the fair market value of a share of our common stock on the day the options are granted. These options will vest in equal quarterly installments over four years. A director who had not received options upon becoming a director, received stock options to purchase 100,000 shares on the date of the adoption of the Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During the fiscal year ending March 31, 2006, the Compensation Committee consisted of Messrs. Berg, Keramidas and Shugart. None of them are an employee or a former employee of ours. During fiscal 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee of our Board.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth, as to our Chief Executive Officer and each of our other four most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2006 (referred to as the named executive officers), information concerning all compensation paid for services to us in all capacities for each of the three years ended March 31 indicated below.


                                                          ANNUAL COMPENSATION                Long-Term
                                                                                        COMPENSATION AWARDS

                                                                                       Securities Underlying
NAME AND PRINCIPAL POSITION          FISCAL YEAR         SALARY          BONUS                OPTIONS
---------------------------          -----------         ------          -----                -------
James R. Akridge (1)                     2006          $176,000         $     -                    1,000,000
Chief Executive Officer and              2005          $     -          $     -                            -
President                                2004          $     -          $     -                            -

Dean F. Bogues                           2006          $200,000         $120,000                           -
President of the Americas and            2005          $ 42,308         $     -                      220,000
Europe                                   2004          $     -          $     -                            -

ChunTai Guo (2)                          2006          $ 66,667         $     -                      150,000
President of Asia-Pacific                2005          $     -          $     -                            -
Operations                               2004          $     -          $     -                            -

Thomas F. Mezger (3)                     2006          $ 98,904         $     -                      175,000
Chief Financial Officer and              2005          $     -          $     -                            -
Assistant Secretary                      2004          $     -          $     -                            -

Roger A. Williams                        2006          $180,000         $     -                            -
General Counsel                          2005          $180,000         $     -                       70,000
and Assistant Secretary                  2004          $180,000         $     -                            -

-------------
(1) Mr. Stephan B. Godevais resigned as our President and Chief Executive Officer on July 13, 2005 and resigned as our Chairman of the Board on August 3, 2005. On July 13, 2005, Dr. James R. Akridge was hired as our President and Chief Executive Officer and will receive an annual salary of $250,000. Dr. Akridge was granted options to purchase 1,000,000 shares of our common stock in connection with his hire.

(2) On December 1, 2005, Dr. ChunTai Guo was hired as our Vice President of Business Development for Asia (later appointed to President of Asia-Pacific Operations on February 3, 2006) and will receive an annual salary of $200,000. Dr. Guo was granted options to purchase 150,000 shares of common stock in connection with his hire.

(3) Mr. Kevin W. Mischnick resigned as our principal accounting officer and Assistant Secretary on September 13, 2005. Mr. Thomas F. Mezger was hired as our Chief Financial Officer and Assistant Secretary on September 9, 2005 and will receive an annual salary of $185,000. Mr. Mezger was granted options to purchase 175,000 shares of our common stock in connection with his hire.



                        OPTION GRANTS IN LAST FISCAL YEAR

The following table shows for the fiscal year ended March 31, 2006, certain information regarding options granted to, exercised by and held at year-end by the named executive officers:


                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF STOCK
                                                                                                 PRICE APPRECIATION FOR OPTION TERM
                                                                                                                 (2)
                                                    INDIVIDUAL GRANTS
                             ----------------------------------------------------------------    -----------------------------------
                                                 PERCENT OF
                              NUMBER OF             TOTAL
                              SECURITIES           OPTIONS
                              UNDERLYING         GRANTED TO      EXERCISE
                               OPTIONS            EMPLOYEES      FOR BASE
                             GRANTED (#)          IN FISCAL      PRICE           EXPIRATION
NAME                                              YEAR (1)         ($/SH)           DATE              5%                  10%
-------------------------    -------------       ------------    -----------    -------------    --------------    ----------------
James R. Akridge             1,000,000             50.56%          $2.99         7/13/2015        $1,880,395          $4,765,290


Dean F. Bogues                    -                   -              -               -                -                   -


ChunTai Guo                    150,000              7.58%          $1.99        12/12/2019        $ 187,725           $ 475,732


Thomas F. Mezger               175,000              8.85%          $2.77         9/13/2015        $ 304,857           $ 772,567


Roger A. Williams                 -                   -              -               -                -                   -

---------------
(1) Options to purchase an aggregate of 1,978,000 shares were granted to employees in fiscal year 2006.

(2) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of our common stock.


                         AGGREGATED OPTION EXERCISES IN
               LAST FISCAL YEAR, AND FISCAL YEAR END OPTION VALUES

The following table shows (i) the number of shares acquired and value realized from option exercises by each of the named executive officers during the fiscal year ended March 31, 2006 and (ii) the number and value of the unexercised options held by each of the named executive officers on March 31, 2006:


                                                           NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED IN-THE-MONEY
                                                          UNEXERCISED OPTIONS AT FISCAL YEAR      OPTIONS AT FISCAL YEAR END ($)(1)
                                                                          END (#)
                                                          ------------------------------------    ----------------------------------
                               SHARES          VALUE         EXERCISABLE        UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
                              ACQUIRED       REALIZED
                                 ON            ($)
                              EXERCISE
                                 (#)

NAME
--------------------------    -----------    -----------    ---------------    -----------------    --------------     -------------
James R. Akridge                 -              -            100,000             900,000               -                   -


Dean F. Bogues                   -              -             55,000             165,000               -                   -


ChunTai Guo                      -              -              9,375             140,625             $4,688             $70,312


Thomas F. Mezger                 -              -               -                175,000               -                   -


Roger A. Williams                -              -            224,104              49,530            $73,707                -

------------
(1) Based on the last reported sales price of our common stock on the NASDAQ SmallCap Market on March 31, 2006 ($2.49), less the exercise price of the options multiplied by the number of shares underlying the option.

Equity Compensation Plans

The following table summarizes information about the equity securities authorized for issuance under our compensation plans as of March 31, 2006. For a description of these plans, please see Note 15, Stockholders' Equity (Deficit), in our consolidated financial statements attached to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on June 29, 2006

                                           Number of Securities        Weighted average         Number of securities
                                            to be issued upon          exercise price of         remaining available
                                               exercise of           outstanding options,        for future issuance
                                           outstanding options,       warrants and rights           under equity
            Plan Category                  warrants and rights                                   compensation plans
--------------------------------------    -----------------------    ----------------------     ----------------------
Equity compensation plans approved              6,120,275                    $4.82                    2,434,682
by security holders
Equity compensation plans not                   2,925,000                    $5.27                        -
approved by security holders (1)
--------------------------------------    -----------------------    ----------------------     ----------------------
Total                                           9,045,275                    $4.97                    2,434,682
--------------------------------------    -----------------------    ----------------------     ----------------------

-----------------
(1) Options to purchase 1,500,000 shares were granted to Stephan Godevais in May 2001 pursuant to his employment agreement. The exercise price of his options is $6.52 per share. Mr. Godevais' employment with the Company terminated on July 13, 2005. All of the options granted to him are vested and will expire on September 30, 2006. Options to purchase 225,000 shares were granted to Joseph Lamoreux in June 2001 pursuant to his employment offer letter. The exercise price of his options is $7.18 per share. Mr. Lamoreux's employment with the Company terminated on September 5, 2005. All of the options granted to him are vested and will expire on July 12, 2006. Options to purchase 200,000 shares were granted to Terry Standefer in August 2001 pursuant to his employment offer letter. The exercise price of his options is $5.15 per share. Mr. Standefer's employment terminated on April 18, 2006. All of the options granted to him are vested and will expire on July 18, 2006. Options to purchase 1,000,000 shares were granted to James R. Akridge in July 2005 pursuant to his employment agreement. The exercise price of his options is $2.99 and they vest as follows: 100,000 shares vested immediately, 225,000 shares on the first anniversary date of his employment and the remaining 675,000 shares quarterly over the remaining three years.

EMPLOYMENT AGREEMENTS

DR. JAMES R. AKRIDGE - CHIEF EXECUTIVE OFFICER

Effective July 13, 2005, we entered into an employment agreement with James R. Akridge pursuant to which we retained Dr. Akridge as President and Chief Executive Officer at a salary of $250,000 per year. The Board reviews his salary on January 1 of each year and may (in its sole discretion) increase, but not decrease, his salary. Under his employment agreement, we granted Dr. Akridge stock options to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $2.99 per share. 100,000 options vested on July 13, 2005, 25% of the remaining options vest on the first anniversary of his employment with the Company with the remaining 75% to vest quarterly over the three years thereafter.

We agreed to nominate Dr. Akridge to the Board for the entire period of his employment as President and Chief Executive Officer and to use our best efforts to cause our stockholders to cast their votes in favor of his continued election to the Board. Dr. Akridge agreed to resign from the Board when he no longer serves as President or Chief Executive Officer.

Dr. Akridge is entitled to a lump sum payment of $125,000 and continued group health insurance coverage for six months following termination if within the first two years of the employment agreement renewal any of the following occurs:

     o A "Change of Control" occurs (as defined in the employment agreement, which excludes from its definition an acquisition by Carl Berg, or an affiliate company, of more than 50% of our voting stock);

     o We terminate Dr. Akridge's employment for any reason other than for "Good Cause" (as defined in the employment agreement)

DEAN F. BOGUES - PRESIDENT OF AMERICAS AND EUROPE

On January 4, 2005, the company appointed Dean F. Bogues to serve as Vice President of Sales and Marketing. Under the terms of Mr. Bogues' employment agreement he will receive an annual salary of $200,000 per year and is eligible for a bonus under a sales incentive compensation program with a target bonus payment of 50% of his annual base salary. In July 2005 he was appointed as our President of the Americas and Europe.

Mr. Bogues also received stock options to purchase 220,000 shares of the Company's common stock at an exercise price of $3.21 per share, vesting over a period of four years. Mr. Bogues is entitled to a lump sum payment of $100,000 and continued group health insurance coverage or paid COBRA coverage for six months following termination if within the first two years of his employment, any of the following events occur:

     o A "Change of Control" occurs (as defined in the employment agreement, which excludes from its definition an acquisition by Carl Berg, or an affiliate company, of more than 50% of our voting stock);

     o the Company terminates Mr. Bogues' employment for any reason other than for "Good Cause" (as defined in the employment agreement); or

     o Mr. Bogues resigns for "Good Reason" (as defined in the employment agreement)

DR. CHUNTAI GUO - PRESIDENT OF ASIA-PACIFIC OPERATIONS

Effective December 1, 2005, we entered into an employment agreement with ChunTai Guo pursuant to which we retained Dr. Guo as Vice President of Business Development of Asia at a salary of $200,000 per year. On February 3, 2006, Dr. Guo was appointed to our President of Asia-Pacific Operations.

Under his employment letter, we granted Dr. Guo stock options to purchase an aggregate of 150,000 shares of common stock at an exercise price of $1.99 per share. The options vest as follows: 25% of the options vests on the first anniversary of his employment with the Company and the remaining 75% to vests quarterly over the three years thereafter.

Dr. Guo may be entitled to a lump sum payment of $16,667 under specific circumstances (as defined in the employment agreement).

THOMAS MEZGER - CHIEF FINANCIAL OFFICER AND ASSISTANT SECRETARY

Effective September 9, 2005, we entered into an employment agreement with Thomas Mezger pursuant to which we retained Mr. Mezger as our Chief Financial Officer at a salary of $185,000 per year.

Under his employment agreement, we granted Mr. Mezger stock options to purchase an aggregate of 175,000 shares of common stock at an exercise price of $2.77 per share. The options vest 25% on the first anniversary of his employment with the Company with the remaining 75% to vest quarterly over the three years thereafter.

Mr. Mezger is entitled to a lump sum payment of $46,250 and all options shall vest and become exerciseable immediately if we terminate Mr. Mezger's employment for any reason other than for Good Cause (as defined in the employment letter).

ROGER A. WILLIAMS- GENERAL COUNSEL AND ASSISTANT SECRETARY

We have an employment offer letter with Roger A. Williams, our General Counsel and Assistant Secretary, that stipulates his initial salary and the number of options to which he was initially entitled. Mr. Williams employment offer specifies that his employment may be terminated at any time by either the Company or Mr. Williams.

REPORT OF AUDIT COMMITTEE

         THE INFORMATION IN THIS AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

The Audit Committee of the Board consists of Messrs. Keramidas, Roberts and Shugart.

The Audit Committee has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter periodically and recommends any changes to the Board for approval.

The Audit Committee recommended to the Board that our financial statements be included in our Annual Report. The Audit Committee took a number of steps in making this recommendation:

         o The Audit Committee met with the registered independent public accounting firm, both with and without management present, to discuss the results of its audit, its evaluation of the Company's internal accounting controls and the overall quality of the Company's financial reporting;

         o The Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles and the reasonableness of significant judgments;

         o The Audit Committee discussed with the registered independent public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU ss. 380), as may be modified or supplemented; and

         o The Audit Committee received the written disclosures and the letter from the registered independent public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee), as may be modified or supplemented, and discussed with the registered independent public accounting firm its independence.

Based on the review and discussions with the registered independent public accounting firm concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.


                                                       Audit Committee

                                                       VASSILIS G. KERAMIDAS
                                                       BERT C. ROBERTS
                                                       ALAN F. SHUGART

REPORT OF COMPENSATION COMMITTEE

     THE INFORMATION IN THIS COMPENSATION REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

The Compensation Committee of the Board (referred to as the Committee) consists of Messrs. Berg, Keramidas and Shugart, none of whom are an employee or an officer of ours. It is the responsibility of the Committee to establish and administer our policies governing employee compensation and to administer our employee benefits plans, including our 1990 Stock Option Plan, the 1997 Non-Officer Employee Stock Option Plan, as amended, and the 2000 Stock Option Plan (collectively referred to as the Plans). The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.

Our executive compensation program is designed to attract and retain executives capable of leading us in pursuit of our business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation also is used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for our executive officers historically consists of two elements: cash salary and stock options. We do not have a management bonus plan; however, it is expected that as we make further progress in achieving the goals of its strategic business plan, the Committee will recommend the institution of a bonus plan as well.

The Committee considers a variety of individual and corporate factors in assessing our executive officers and making informed compensation decisions. These factors include each officer's contributions to our business objectives, the compensation paid by comparable companies to employees in similar situations, and, most importantly, our progress towards our long-term business objectives. When determining compensation for executive officers, the Committee looks to the following measures in evaluating our progress: (i) the acquisition and management of capital to allow us to complete development and ultimately realize significant revenues, (ii) the recruitment and retention of officers and other important personnel, (iii) the progress of our product development program, and (iv) the evolution of manufacturing capability. The factors that are used by the Committee in evaluating the compensation of the Chief Executive Officer are no different from those that are used to evaluate the compensation of other executives.

In connection with his hire as our President and Chief Executive Officer, the Compensation Committee set Dr. Akridge's annual compensation, including salary and option grants, at a level they believe was competitive with that of other Chief Executive Officers at other companies in the same industry and with the same level of experience. Dr. Akridge's salary and option grants were set at a level the Committee believed would properly induce Dr. Akridge to accept employment with the Company and motivate him as Chief Executive Officer. As provided in Dr. Akridge's July 2005 employment agreement, the Compensation Committee approved an annual base salary of $250,000 and a grant of stock options to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $2.99 per share. Options to purchase 100,000 shares of common stock vested on the date of Dr. Akridge's hire with the remaining options vesting over a period of four years.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION.

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. To be considered "performance-based compensation," the grant must be made by a committee of outside directors at an exercise price equal to the fair market value on the grant date and pursuant to a plan which specifies a maximum number of shares to be issued under the plan. The Committee believes that at the present time it is unlikely that the compensation paid to any named executive officer in a taxable year, which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock options granted under the plans with an exercise price at least equal to the fair market value of our common stock on the date of grant will constitute "performance-based compensation" and therefore be excluded from the deduction limitations.


                                                    Compensation Committee

                                                    CARL E. BERG
                                                    VASSILIS G. KERAMIDAS
                                                    ALAN F. SHUGART

PERFORMANCE GRAPH

The following graph sets forth the percentage change in cumulative total stockholder return of our common stock during the period from March 31, 2001 to March 31, 2006, compared with the cumulative returns of the NASDAQ Stock Market (U.S. Companies) Index, and the NASDAQ Electronic Components Index. The comparison assumes $100 was invested on March 31, 2001 in our common stock and in each of the foregoing indices or on March 31, 2001 in index-including reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.



                                GRAPHICS OMITTED


                                                                      Cumulative Total Return
                                                 ------------------------------------------------------------------
                                                      3/01      3/02        3/03      3/04        3/05        3/06

VALENCE TECHNOLOGY, INC.                            100.00     66.85       47.12     97.97       67.29       54.58
NASDAQ STOCK MARKET (U.S.)                          100.00    103.60       77.18    113.60      114.14      135.05
NASDAQ ELECTRONIC COMPONENTS                        100.00    109.05       56.93     96.05       80.20       87.94



CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2006, or which is presently proposed.

In June 2005, Mr. Carl Berg, our chairman of the board and principal stockholder, agreed to provide a funding commitment of $20.0 million. On June 30, 2005, the Company drew down $2.5 million of this commitment. This draw took the form of a loan at a 5.0% annual interest rate and was repaid with proceeds from a July 2005 loan from a third party finance company. This funding commitment was reduced by $4.3 million upon the purchase of the Series C-2 Convertible Preferred Stock on July 14, 2005 by Berg & Berg Enterprises, LLC ("Berg & Berg"), an affiliate of Mr. Berg. On December 14, 2005, Mr. Berg's funding commitment was further reduced by $4.3 million in connection with the purchase of the Company's Series C-1 Convertible Preferred Stock by Berg & Berg. In February and March 2006, the Company issued convertible promissory notes in favor of Berg & Berg in an aggregate principal amount of $6.0 million (the "Notes") The Notes accrued interest at the annual rate of 8.0% and matured on March 30 and June 30, 2006. The principal amount of the Notes, together with accrued interest, was converted into 2,965,870 shares of common stock of the Company, in accordance with their terms, on April 3, 2006.

On April 3, 2006 West Coast Venture Capital, Inc. ("West Coast Venture Capital"), an affiliate of Mr. Berg, purchased $1.0 million of our common stock. This represented an additional funding on the $20.0 million funding commitment previously made by Mr. Berg. The purchase price of $2.49 per share equaled the closing bid price of our common stock as of March 31, 2006.

On May 11, 2006 West Coast Venture Capital purchased $1.5 million of our common stock. This represented an additional funding on the $20.0 million funding commitment previously made by Mr. Berg. The purchase price of $2.32 per share equaled the closing bid price of our common stock as of May 10, 2006.

In June 2006, the Company issued convertible promissory notes in the aggregate principal amount of $2.0 million to Berg & Berg, which are due with interest in September 2006. These convertible promissory notes accrue interest at the annual rate of 8.0% and are convertible at any time prior to maturity, into shares of common stock of the Company at a conversion price equal to the closing bid price of the Company's common stock on the trading day immediately prior to the conversion date, provided that the conversion price cannot be lower $1.70, the closing bid price of the Company's common stock on June 20, 2006.

In June 2004, Mr. Berg agreed to provide an additional $20 million backup equity funding commitment. This additional funding commitment was in the form of an equity line of credit and allowed the Company to request Mr. Berg to purchase shares of common stock from time to time at the average closing bid price of the stock for the five days prior to the purchase date. As of March 31, 2006, the Company has drawn down $19 million of this commitment. This commitment can be reduced by the amount of net proceeds received from the sale of the building or equipment from the Company's Mallusk, Northern Ireland facility or the amount of net proceeds in a debt or equity transaction, and may be increased if necessary under certain circumstances. As of the date of this report, Mr. Berg has not requested that his commitment be reduced.

In October 2001, the Company entered into a loan agreement (the "2001 Loan") with Berg & Berg. Under the terms of the agreement, Berg & Berg agreed to advance the Company funds of up to $20.0 million between the date of the agreement and December 31, 2003. Interest on the 2001 Loan accrues at 8.0% per annum, payable from time to time. On July 13, 2005, Berg & Berg agreed to extend the maturity date for the loan from September 30, 2006, to September 30, 2008, and the Company granted to Berg & Berg a 90-day option, effective October 1, 2006, to require that interest will accrue on the loan as compound interest rather than as simple interest.

In July 1998, the Company entered into an amended loan agreement (the "1998 Loan") with Berg & Berg that allows the Company to borrow, prepay and re-borrow up to $10.0 million principal under a promissory note on a revolving basis. In November 2000, the 1998 Loan agreement was amended to increase the maximum amount to $15.0 million. As of December 31, 2005, the Company had an outstanding balance of $14.95 million under the 1998 Loan agreement. The loan bears interest at one percent over the lender's borrowing rate (approximately 9.0% at December 31, 2005). On July 13, 2005, the parties agreed to extend the loan's maturity date from September 30, 2006 to September 30, 2008, and the Company granted to Berg & Berg a 90-day option, effective October 1, 2006, to require that interest will accrue on the loan as compound interest.

On January 1, 1998, the Company granted options to Mr. Dawson, the Company's then Chairman of the Board, Chief Executive Officer and President, an incentive stock option to purchase 39,506 shares, which was granted pursuant to the Company's 1990 Plan (the "1990 Plan"). Also, an option to purchase 660,494 shares was granted pursuant to the Company's 1990 Plan and an option to purchase 300,000 shares was granted outside of any equity plan of the Company, neither of which were incentive stock options (the "Nonstatutory Options"). The exercise price of all three options is $5.0625 per share, the fair market value on the date of the grant. The Compensation Committee of the Company approved the early exercise of the Nonstatutory Options on March 5, 1998. The options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. The Nonstatutory Options were exercised on March 5, 1998 with non-recourse promissory notes in the amounts of $3,343,750 ("Dawson Note One") and $1,518,750 ("Dawson Note Two") (collectively, the "Dawson Notes") secured by the shares acquired upon exercise plus 842,650 shares previously held by Mr. Dawson. As of March 31, 2006, principal and interest amounts of $3.50 million and $1.59 million were outstanding under Dawson Note One and Dawson Note Two, respectively, and under each of the Dawson Notes, interest from the issuance date accrues on unpaid principal at the rate of 5.77% per annum, or at the maximum rate permissible by law, whichever is less. On April 20, 2005, the Company's Board of Directors approved a resolution to extend the maturity dates of each of the Dawson Notes from September 5, 2005 to September 5, 2007. In accordance with the Dawson Notes, interest is payable annually in arrears and has been paid through March 4, 2005.

As of March 31, 2006 and 2005, amounts of $3,550,313 and $1,613,458 were outstanding under Dawson Note One and Dawson Note Two, respectively. Under each of the Dawson Notes, interest from the Issuance Date accrues on unpaid principal at the rate of 5.69% per annum, or at the maximum rate permissible by law, whichever is less. In accordance with the Dawson Notes, interest is payable annually in arrears and has been paid through March 4, 2005.


See "Employment Agreements" for a description of employment agreements between us and our officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of September 15, 2006, by:

     o    Each of our directors;

     o    Each of the named executive officers;

     o    All directors and executive officers as a group; and

     o All other stockholders known by us to beneficially own more than 5% of the outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 101,205,270 shares of common stock outstanding on September 15, 2006. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Valence Technology, Inc., 12201 Technology Blvd, Suite 150, Austin, Texas 78727.

                                                                                Beneficial Ownership (1)
                                                                           ------------------------------------
Beneficial Owner                                                             Number of            Percent of
                                                                              Shares                Total
------------------------------------------------------------------------   --------------       ---------------
Carl E. Berg; Berg & Berg Enterprises, LLC; and                               49,406,630            45.4%
       West Coast Venture Capital, Inc. (2)
10050 Bandley Drive, Cupertino, CA 95014
1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee; and Clyde J. Berg
10050 Bandley Drive, Cupertino, CA 95014 (3)                                   8,604,270             7.9%
Vassilis G. Keramidas (4)                                                        102,857             0.1%
Bert C. Roberts, Jr. (5)                                                         633,125             0.6%
Alan F. Shugart (6)                                                              547,685             0.5%
James R. Akridge (7)                                                             381,250             0.4%
Dean F. Bogues (8)                                                                41,250              *
Thomas F. Mezger (9)                                                              45,833              *
Chuntai Guo                                                                           --              --
Roger A. Williams (10)                                                           268,029             0.2%
All directors and executive officers as a group (9 persons) (11)              51,426,659            47.3%

* Indicates less than one tenth of one percent.

-----------------------
     (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 101,205,270 shares of common stock outstanding on September 15, 2006, adjusted as required by rules promulgated by the Commission.

     (2) Includes 350,000 shares held directly by Mr. Berg; 877,430 shares issuable upon exercise of options and warrants held by Mr. Berg that are exercisable within 60 days of September 15, 2006; 1,525,506 shares held by Berg & Berg Enterprises 401 K Plan FBO Carl E.


          Berg Basic Transfer, of which Mr. Berg is the Trustee; 94,000 shares held by Berg & Berg Profit Sharing Plan U/A 1/1/80 FBO Carl E. Berg Basic Transfer, of which Mr. Berg is the Trustee; 1,402,743 shares issuable upon exercise of warrants and 21,984,475 shares held by Berg & Berg Enterprises LLC ("Berg & Berg"), of which Mr. Berg is the sole manager; 16,469,372 shares held by West Coast Venture Capital, Inc. ("West Coast Venture Capital"). Mr. Berg has sole voting and dispositive power with respect to 1,969,506 shares and shared voting and dispositive power with respect to 41,527,481 shares. Berg & Berg has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 21,984,475 shares. West Coast Venture Capital has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 16,469,372 shares. Amount also includes the potential conversion of the Series C-1 Convertible Preferred Stock and Series C-2 Convertible Preferred Stock, issued on December 1, 2004, of an additional 2,176,767 and 1,452,703 shares, respectively, into common stock (based on a conversion price of $1.98 and $2.96, respectively).

     (3) Based on information contained in a Schedule 13G filed jointly by 1981 Kara Ann Berg Trust, Clyde J. Berg, Trustee and Clyde J. Berg with the SEC on February 14, 2003. The Trust has no sole voting and dispositive power with respect to any shares and has shared voting and dispositive power with respect to 8,129,270 shares. Clyde J. Berg has sole voting and dispositive power with respect to 475,000 shares and shared voting and dispositive power with respect to 8,129,270 shares.

     (4) Includes 2,857 shares held by Mr. Keramidas and 100,000 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (5) Includes 100,000 shares held by Mr. Roberts, 100,000 shares held indirectly through various entities, 10,000 shares held by his spouse and 423,125 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (6) Includes 202,000 shares held by Mr. Shugart and 345,685 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (7) Includes 381,250 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (8) Includes 41,250 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (9) Includes 45,833 shares issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (10) Includes 12,000 shares held by Mr. Williams and 256,029 shares are issuable upon exercise of options that are exercisable within 60 days of September 15, 2006.

     (11) Includes 3,873,345 shares issuable upon exercise of options and warrants that are exercisable within 60 days of September 15, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours. Directors, officers and 10% holders are required by Securities and Exchange Commission's regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, other than as described below, we believe that during the fiscal year ended March 31, 2006 our directors, officers and 10% holders complied with all filing requirements under
Section 16(a) of the Exchange Act.

Chuntai Guo was appointed as an officer subject to Section 16(a) on February 3, 2006, and filed a delinquent Form 3 on March 29, 2006.

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 is the ratification the Audit Committee's engagement of Helin, Donovan, Trubee & Wilkinson, LLP ("HDT&W") to serve as our independent registered public accounting firm for the current fiscal year ending March 31, 2007. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

The ratification of HDT&W as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

If the appointment of HDT&W is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF HELIN, DONOVAN, TRUBEE & WILKINSON, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

CODE OF ETHICS

We have adopted a Code of Ethics and Business Conduct applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and all other senior financial executives, and to our directors when acting in their capacity as directors. Our Code of Ethics and Business Conduct is designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues. The purpose of our Code of Ethics and Business Conduct is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding audit, accounting, internal controls or other ethical issues on a confidential basis by means of a toll-free telephone call or an anonymous email. We investigate all concerns and complaints. Copies of our Code of Business Conduct and Ethics are available to investors free of charge upon written request. Any request should be sent by mail to Valence Technology, Inc., 12201 Technology Blvd, Suite 150, Austin, Texas 78727, Attn: General Counsel or should be made by telephone by calling General Counsel at (888) 825-3623.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and persons performing similar functions and amendments to, or waivers from, any provision which relates to any element of our Code of Ethics and Business Conduct described in Item 406(b) of Regulation S-K.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders for inclusion in our Proxy Statement and proxy form relating to that Annual Meeting must submit the proposal to us at our principal executive offices by March 31, 2007. In addition, in the event we do not receive a stockholder proposal by March 31, 2007, the proxy to be solicited by the Board for the 2007 Annual Meeting will confer discretionary authority on the holders of the proxy to vote the shares if the proposal is presented at the 2007 Annual Meeting without any discussion of the proposal in the Proxy Statement for that meeting.

The Securities and Exchange Commission's rules and regulations provide that if the date of our 2007 Annual Meeting is advanced or delayed more than 30 days from the date of the 2006 Annual Meeting, we must receive stockholder proposals intended to be included in the proxy materials for the 2007 Annual Meeting within a reasonable time before we begin to print and mail the proxy materials for the 2007 Annual Meeting.

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to the Company for fiscal 2006 and 2005 by Deloitte & Touche LLP, which we refer to as Deloitte:

                                              Year Ended March 31                     Percentage of Services
                                   -------------------------------------------   --------------------------------------
                                          2006                   2005                 2006                2005
-----------------------------      -------------------    --------------------   --------------------  ----------------
Audit fees                         $         592,271      $        396,238                   55 %               44 %
Audit-related fees                 $          38,934      $         30,374                    4 %                3 %
Tax fees                           $          31,467      $         65,022                    3 %                7 %
All other fees                     $         406,063      $        400,128                   38 %               46 %
                                   -------------------    --------------------   --------------------  ----------------
Total fees                         $       1,068,735      $        891,762                  100 %              100 %
                                   ===================    ====================   ====================  ================


"Audit Fees" billed during fiscal 2006 and 2005 were for professional services rendered for the audit of our financial statements. "Audit-Related Fees" billed during fiscal 2006 and 2005 were for services related to accounting consultation and reviews of a Form S-3 filed with the Securities and Exchange Commission. "Tax Fees" billed during fiscal 2006 and 2005 were for professional services rendered for tax compliance, tax advice and tax planning. "All Other Fees" billed in fiscal 2006 were for testing internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and billed in fiscal 2005 were for consulting services related to the preparation of our documentation of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee considered the role of Deloitte & Touche LLP in providing audit, audit-related and tax services to us and concluded that such services were compatible with Deloitte and Touche LLP's role as our independent registered public accounting firm.

The Audit Committee engaged Deloitte & Touche LLP ("Deloitte & Touche"), as our registered independent public accounting firm to audit our consolidated financial statements for the fiscal years ended March 31, 2004, March 31, 2005 and March 31, 2006.

On August 21, 2006, the Board with the approval of the Audit Committee dismissed Deloitte & Touche LLP as our independent registered public accounting firm. Deloitte & Touche's reports on our financial statements for the fiscal years ended March 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report for the fiscal year ended March 31, 2006 contained an explanatory paragraph regarding our ability to continue as a going concern.

There have been no disagreements with Deloitte & Touche in connection with the audits of our financial statements for the fiscal years ended March 31, 2006 and 2005 and for the subsequent interim period through August 21, 2006, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which if not resolved to the satisfaction of Deloitte & Touche would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in their reports.

During the fiscal year ended March 31, 2006 there was one "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K. The Board discussed the reportable event with representatives of Deloitte & Touche. In performing the audit of our financial statements for the fiscal year ended March 31, 2006, Deloitte & Touche identified in its report on internal control over financial reporting that a material weakness existed and that effective control over financial reporting was not maintained. For the fiscal year ended March 31, 2006, Deloitte & Touche identified the following material weakness: We had an insufficient number of personnel with the appropriate technical accounting and SEC reporting expertise within the accounting function to perform a timely financial close process, to adhere to certain control disciplines within the accounting and financial reporting function and to effectively evaluate and determine the appropriate accounting for non-routine and/or complex accounting transactions. The material weakness described above continued to exist as of the quarter ended June 30, 2006, as reported in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2006. For a further discussion of the foregoing material weakness please refer to Item 9A of our Annual Report on Form 10-K for the year ended March 31, 2006, filed with the Securities and Exchange Commission on June 29, 2006.

On August 25, 2006, the accounting firm of Helin, Donovan, Trubee & Wilkinson, LLP appointed by the Company to serve as our registered independent public accounting firm for the fiscal year ending March 31, 2007. The Audit Committee approved the appointment of Helin, Donovan, Trubee & Wilkinson, LLP as our principal independent registered public accounting firm.

Representatives of Helin, Donovan, Trubee & Wilkinson, LLP are expected to be present at the 2006 Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions. Representatives of Deloitte & Touche are not expected to be present at the 2006 Annual Meeting,

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We are delivering, or making available electronically, this Proxy Statement and our 2006 Annual Report to all stockholders of record as of the record date. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Proxy Statement and Annual Report if previously notified by their bank, broker or other holder. This process by which only one annual report or proxy statement, as the case may be, is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called "householding." Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Proxy Statement and Annual Report may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker, or other holder.

COPIES OF THIS PROXY STATEMENT AND THE 2006 ANNUAL REPORT TO SHAREHOLDERS, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, ARE AVAILABLE PROMPTLY WITHOUT CHARGE BY CALLING 512-527-2900, OR BY WRITING TO INVESTOR RELATIONS, VALENCE TECHNOLOGY, INC., 12201 TECHNOLOGY BLVD, SUITE 150, AUSTIN, TEXAS 78727. Any information or materials not included in our Proxy Statement or 2006 Annual Report to Shareholders, but referenced therein, may be obtained on our Company website, www.valence.com, the SEC website, www.sec.gov, or upon written request to Investor Relations, Valence Technology, Inc., 12201 Technology Blvd., Suite 150, Austin, Texas 78727. If you are receiving multiple copies of this Proxy Statement and the Annual Report, you also may request orally or in writing to receive a single copy of this Proxy Statement and the Annual Report by calling 512-527-2900, or writing to Investor Relations, Valence Technology, Inc., 12201 Technology Blvd, Suite 415, Austin, Texas 78727.

SOLICITATION OF PROXIES

It is expected that the solicitation of proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to beneficial owners. Proxies also may be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.



                                   ON BEHALF OF THE BOARD OF DIRECTORS


                                   JAMES R. AKRIDGE
                                   CHIEF EXECUTIVE OFFICER AND PRESIDENT



September 27, 2006
12201 Technology Blvd, Suite 415
Austin, Texas 78727

                            VALENCE TECHNOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Valence Technology, Inc., a Delaware corporation, hereby nominates, constitutes and appoints James R. Akridge and Thomas F. Mezger or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on Thursday, November 9, 2006, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE "FOR" ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1.  To elect the five nominee as directors:

        |_|      Carl E. Berg                    |_|      James R. Akridge
        |_|      Vassilis G. Keramidas           |_|      Bert C. Roberts
        |_|      Alan F. Shugart

           |_| FOR THE NOMINEE LISTED ABOVE

           |_| WITHHELD FOR THE NOMINEE LISTED ABOVE

           |_| FOR ALL NOMINEES LISTED ABOVE EXCEPT (see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL NOMINEES LISTED ABOVE EXCEPT" and mark the box next to each nominee you wish to withhold, as shown here: |X|

 -------------------------------------------------------------------------------

     The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.


Proposal 2. To ratify the appointment of Helin, Donovan, Trubee & Wilkinson, LLP as the Company's independent registered public accounting firm:

     |_| FOR                     |_| AGAINST            |_| ABSTAIN

This proxy is solicited by the Board of Directors of Valence Technology, Inc. The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated September 30, 2006 and the accompanying Proxy Statement relating to the Annual Meeting.

                     Dated:
                                       -----------------------------------------

                     Signature:
                                       -----------------------------------------

                     Signature:
                                       -----------------------------------------
                     Signature(s) of Stockholder(s)
                     (See Instructions Below)

                     The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

                |_| Please indicate by checking this box if you
                    anticipate attending the Annual Meeting.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE